Exhibit 10.33

March 6, 2009

Mr. Michael Gibbons

Dear Mike:

I am very pleased to offer you the position of SVP & General Manager of the US Business Unit. This position will report to me and is effective April 1, 2009.

This offer outlines the terms and conditions of your employment with Cott Beverages Inc. (the “Company”). Please note that this is not a contract of employment or a promise of employment for any specific term.

Your base salary will be $250,000 per year paid on a semi-monthly basis. You will also receive an annual car allowance of $13,500.00, also paid on a semi-monthly basis. Your performance evaluations for salary reviews will be conducted on an annual basis and any increase would, if applicable, be determined as part of the annual review process.

You are eligible to participate in the annual bonus plan equal to an amount of 75% (bonus target level) of your base salary based upon the achievement of specified goals; such performance goals shall be established annually. However, please note that the bonus plan is entirely discretionary and the Company reserves in its absolute discretion the right to terminate or amend any bonus scheme. You are also eligible to participate in the long-term incentive (LTlP) plans and programs as made available from time to time to employees of a similar level within the organization.

You will be eligible to participate in Cott’s USA Benefit Program. The USA Benefit Program includes health, disability and life insurance benefits. Employee contributions are required for this Program. As an executive, you will also be entitled to an annual executive medical examination at the Lakeland Clinic in Tampa, FL. In addition, you will be eligible to participate in Cott’s 401(K) Savings and Retirement Plan.

You are entitled to 4 weeks of vacation per year. You are encouraged to take your vacation time in the calendar year it is earned. All earned vacation must be taken by March 31st of the year following the one in which it is earned; otherwise it will be forfeited. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company. All vacation periods require the approval of your Manager.

You will participate in COTT’s “Retention and Severance Plan”. This details the terms that would be payable to you if your position is terminated for reasons other than cause. Your level of participation is a Level 2.

Cott will provide you a lump sum of US$85,000 Gross to assist you with relocation assistance to Tampa, Florida. You will also be provided with one trip for your family to visit the Tampa area for housing and schooling and one final trip to execute your move.

Mike, I am excited to offer you this position, and I look forward to working closely with you in rebuilding this great company. Please indicate your acceptance of this offer by returning one signed original of both the offer letter and confidentiality agreement to Cott Beverages, Attn: Reese Reynolds, Sr. Director of Global Compensation & Benefits.

Yours truly,

/s/ Jerry Fowden
CEO, COTT Corporation cc; Reese Reynolds

I accept this offer of employment and the terms identified herein.

/s/ Michael Gibbons	March 10, 2009
Signature	Date